Exhibit 4.19

EXECUTION VERSION

DATED AUGUST 4 2016

SABMILLER PLC

(as Issuer)

- and -

SABMILLER HOLDINGS INC.

(as Additional US Guarantor)

- and -

THE BANK OF NEW YORK MELLON

(as Fiscal Agent)

SIXTH SUPPLEMENTAL 2033 FISCAL

AND PAYING AGENCY AGREEMENT

US$300,000,000, 6.625% Guaranteed Notes due 15 August 2033

This Sixth Supplemental 2033 Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on August 4, 2016 among SABMiller plc, a public limited company duly organized and existing under the laws of England and Wales (the “Issuer” or “SABMiller”); SABMiller Holdings Inc., a company duly incorporated and existing under the laws of the state of Delaware (the “Additional US Guarantor” or “Holdings”) and The Bank of New York Mellon, as fiscal and principal paying agent (the “Fiscal Agent”) and is supplemental to the 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003, as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of May 26, 2004, the Second Supplemental 2033 Fiscal and Paying Agency Agreement as of March 28, 2008, the Third Supplemental 2033 Fiscal and Paying Agency Agreement as of June 30, 2008, the Fourth Supplemental 2033 Fiscal and Paying Agency Agreement as of July 1, 2008, and the Fifth Supplemental 2033 Fiscal and Paying Agency Agreement as of September 10, 2010 (as supplemented, the “2033 Fiscal and Paying Agency Agreement”).

WITNESSETH:

WHEREAS, the Issuer has issued US$300,000,000 principal amount of its 6.625% guaranteed notes due August 15, 2033 (the “2033 Notes”), on the terms set out in the 2033 Fiscal and Paying Agency Agreement, guaranteed as to Additional Amounts owing by the Issuer with respect to the 2033 Notes pursuant to an amended guarantee by MillerCoors LLC (the “Existing US Guarantor”) executed September 10, 2010 (the “Amended US Guarantee”);

WHEREAS, Section 11(a)(vii) of the 2033 Fiscal and Paying Agency Agreement permits the Issuer and the Fiscal Agent, without the consent of the registered holders of the Notes, at any time to amend the 2033 Fiscal and Paying Agency Agreement and the Conditions and enter into an agreement to make such other provision in regard to matters arising under the Notes as the Issuer may deem desirable and which will not adversely affect the interest of the registered holders of the Notes in any material respect;

WHEREAS, the Issuer and Holdings wish to enter into this Supplemental Agreement to supplement the 2033 Fiscal and Paying Agency Agreement to add Holdings as a guarantor of Additional Amounts owing by the Issuer with respect to the 2033 Notes upon the terms and subject to the conditions set forth herein and in the Additional Amended US Guarantee (as defined below);

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	DEFINED TERMS

Terms defined in the 2033 Fiscal and Paying Agency Agreement and not otherwise defined herein shall have the same meaning where used in this Supplemental Agreement.

2.	ADDITIONAL AMENDED US GUARANTEE

(a)	The Issuer shall on the date hereof execute and deliver to the Fiscal Agent:

(i)	a certificate of an Authorized Officer in the form set out as Exhibit A to this Supplemental Agreement; and

(ii)	an opinion of counsel in the form set out as Exhibit B to this Supplemental Agreement.

(b)	The Additional US Guarantor shall on the date hereof execute and deliver to the Fiscal Agent the guarantee in the form set out as Exhibit C to this Supplemental Agreement (the “Additional Amended US Guarantee”). The execution of such Additional Amended US Guarantee shall be by an officer or director of the Additional US Guarantor.

(c)	Thereupon, the Additional US Guarantor, for value received, shall assume the obligations under the Additional Amended US Guarantee and the due and punctual performance and observance of every covenant and condition to be performed or observed by the Additional US Guarantor set out therein.

3.	REPRESENTATIONS

SABMiller represents, warrants and covenants to the Fiscal Agent that immediately after giving effect to this Supplemental Agreement and the Additional Amended US Guarantee, as a result of the execution and delivery of this Supplemental Agreement and the Additional Amended US Guarantee no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

4.	EFFECT OF THIS SUPPLEMENTAL AGREEMENT

This Supplemental Agreement supplements the terms of the 2033 Fiscal and Paying Agency Agreement and unless otherwise specified in this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement shall continue in full force and effect.

5.	NOTICES

All notices or communications hereunder, except as herein otherwise specifically provided, shall be in English and in writing:

If sent to the Issuer, delivered or sent via facsimile and confirmed at:

SABMiller plc

Church Street West

Woking, Surrey GU21 6HS

England

Fax: +44 1483 264251

Attention: Treasury

If sent to Holdings, delivered or sent via facsimile and confirmed at:

SABMiller Holdings Inc.

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

USA

Tel: +1 414 931 4599

Fax: +414 931 6867

Email: rogers.steve@mbco.com

Attention: Steve Rogers/Company Secretary

If sent to the Fiscal Agent, delivered or sent via facsimile and confirmed at:

The Bank of New York Mellon

101 Barclay Street, Floor 7 East

New York, NY 10286

U.S.A.

Fax: +1-212-815-2830

Attention: Global Finance Americas

6.	GOVERNING LAW

(a)	This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	Holdings hereby irrevocably agrees that any legal suit, action or proceeding against it, arising out of or based upon the 2033 Fiscal and Paying Agency Agreement, this Supplemental Agreement, the Additional Amended US Guarantee or any of the 2033 Notes may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waive any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waives any and all right to trial by jury. Holdings has appointed Corporation Service Company as its Authorized Agent upon which process may be served in any action arising out of or based on this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement, the Additional Amended US Guarantee or any of the 2033 Notes, which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.

7.	COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

8.	SEPARABILITY

In case any provision in this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

9.	EFFECT OF HEADINGS, EXHIBITS AND SCHEDULES

The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. All Exhibits to this Supplemental Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

10.	SUCCESSORS AND ASSIGNS

All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

11.	BENEFITS OF AGREEMENT

Nothing in this Supplemental Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

12.	FISCAL AGENT

The recitals in this Supplemental Agreement are made by the Issuer and the Additional US Guarantor only and not by the Fiscal Agent, and all of the provisions contained in the 2033 Fiscal and Paying Agency Agreement in respect of the rights, privileges, immunities, powers and duties of the Fiscal Agent shall be applicable in respect of this Supplemental Agreement as fully and with like effect as if set forth herein in full. The Fiscal Agent makes no representation or warranty as to the correctness of the recitals contained herein or as to the validity or adequacy of this Supplemental Agreement, the 2033 Notes or the Additional Amended US Guarantee, and it shall not be responsible for any statement of the Issuer or the Additional US Guarantor in this Supplemental Agreement or the Additional Amended US Guarantee

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Agreement as of the date first above written.

SABMiller plc, as Issuer

By:	/s/ Tim Boucher		By:	/s/ John Davidson

	Name:	Tim Boucher		Name:	John Davidson

	Title:	Director: Reporting and Financial Control		Title:	General Counsel and Corporate Affairs Director

SABMiller Holdings Inc., as Additional US Guarantor

By:	/s/ Stephen Rogers

	Name:	Stephen Rogers

	Title:	President

The Bank of New York Mellon, as Fiscal Agent

By:	/s/ James Briggs

	Name:	James Briggs

	Title:	Vice President

[Signature page for the Sixth Supplemental Fiscal and Paying Agency Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

SABMILLER PLC

Authorized Officer’s Certificate

RE:	SABMiller plc (“SABMiller”) US$300,000,000 6.625% Guaranteed Notes due August 15, 2033 (the “2033 Notes”)

SABMiller Holdings Inc., a corporation duly incorporated and existing under the laws of the state of Delaware (“Holdings”), has executed an Additional Amended US Guarantee of the 2033 Notes (the “Additional Amended US Guarantee”).

The undersigned, an Authorized Officer of SABMiller for the purposes of the sixth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of the date hereof (the “Sixth Supplement”) by and among SABMiller, Holdings and The Bank of New York Mellon, as fiscal agent, principal paying agent, transfer agent and registrar (the “Fiscal Agent”) to the 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003 (the “2033 Fiscal and Paying Agency Agreement”) among SABMiller, Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“Miller”), SABMiller Finance B.V., a limited company incorporated under the laws of The Netherlands (the “Finance Guarantor”), the Fiscal Agent and The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, London), as London paying agent and transfer agent (together with the Fiscal Agent, the “Agents”) as supplemented by: (i) the first Supplemental 2033 Fiscal and Paying Agency Agreement dated May 26, 2004 by and among SABMiller, the Finance Guarantor, Miller, MBC1, LLC a limited liability company organized under the laws of the State of Wisconsin (“MBC1”), MBC2, LLC, a limited liability company organized under the laws of the State of Wisconsin (“MBC2”), Miller Products Company, LLC (formerly Miller Products Company), a limited liability company organized under the laws of the State of Wisconsin (“MPC”), Miller Breweries West, L.P., a Wisconsin limited partnership (“MBW”), and Miller Breweries East, LLC (formerly Miller Breweries East, Inc.), a limited liability company organized under the laws of the State of Wisconsin (“MBE” and together Miller, MBC1, MBC2, MPC, MBW and MBE being collectively called the “US Guarantors”) and the Fiscal Agent (the “First Supplement”), (ii) the second Supplemental 2033 Fiscal and Paying Agency Agreement dated March 28, 2008 by and among SABMiller, the Finance Guarantor, the US Guarantors and the Fiscal Agent (the “Second Supplement”), (iii) the third Supplemental 2033 Fiscal and Paying Agency Agreement dated June 30, 2008 by and among SABMiller, the US Guarantors and the Fiscal Agent (the “Third Supplement”), (iv) the fourth Supplemental 2033 Fiscal and Paying Agency Agreement dated July 1, 2008 by and among SABMiller, Miller, MillerCoors and the Fiscal Agent (the “Fourth Supplement”), (v) the fifth Supplemental 2033 Fiscal Paying Agency Agreement dated September 10, 2010) (the “Fifth Supplement” and together with the First Supplement, the Second Supplement, the Third Supplement and the Fourth Supplement, the “Supplements”) each in connection with the 2033 Notes, pursuant the Conditions of the 2033 Notes, hereby certifies that the Sixth Supplement and the Additional Amended US Guarantee comply with the Conditions of the 2033 Notes and the execution of the Sixth Supplement is authorized by the 2033 Fiscal and Paying Agency Agreement (as amended by the Supplements).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the 2033 Fiscal and Paying Agency Agreement as supplemented by the Supplements and the Sixth Supplement.

IN WITNESS WHEREOF, I have signed my name unto this certificate as an Authorized Officer of SABMiller.

Dated:

SABMiller plc

By:	/s/ John Davidson
	Name:	John Davidson
	Title:	General Counsel and Corporate Affairs Director

EXHIBIT B

OPINION OF COUNSEL

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 4, 2016

The Bank of New York Mellon

101 Barclay Street, 7E

New York, NY 10286

Re: SABMILLER PLC US $300,000,000 6.625% GUARANTEED NOTES DUE AUGUST 15, 2033 (SIXTH SUPPLEMENT)

Ladies and Gentlemen:

This firm has acted as special U.S. counsel to SABMiller plc, an English public limited company (the “Company”), in connection with (x) the Sixth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of August 4, 2016 (the “Sixth Supplement”) by and among the Company, SABMiller Holdings Inc. (the “Additional US Guarantor”), and The Bank of New York Mellon in its capacity as the fiscal agent (the “Fiscal Agent”) under that certain 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003 (as heretofore amended and supplemented, the “Fiscal and Paying Agency Agreement”) and the Company’s 6.625% Guaranteed Notes due August 15, 2033 (the “2033 Notes”) issued thereunder, and (y) a guarantee (the “Additional Amended US Guarantee”) by the Additional US Guarantor guaranteeing certain amounts owing under the 2033 Notes. This opinion letter is furnished to you pursuant to the requirements set forth in Section 2(a)(ii) of the Sixth Supplement. Capitalized terms used herein that are defined in the Fiscal and Paying Agency Agreement have the meanings set forth in the Fiscal and Paying Agency Agreement, unless otherwise defined herein (including in Schedule 1 attached hereto).

For purposes of the opinion, which is set forth in paragraph (a) below (the “Opinion”), and any other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the Opinion.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinion and other statements made herein, we have relied on the representations and

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

The Bank of New York Mellon	-2-	August 4, 2016

statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinion is given, and other statements are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each of the Company and the Additional US Guarantor has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Sixth Supplement and the Additional Amended US Guarantee to which it is a party, and (ii) the Fiscal Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Sixth Supplement

This opinion letter is based as to matters of law solely on applicable provisions of internal New York law, as currently in effect and subject to the exclusions and limitations set forth in this opinion letter.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that: Upon your receipt of the Officer’s Certificate and this opinion letter, all conditions precedent (if any) and other requirements provided for in the Fiscal and Paying Agency Agreement relating to the execution and delivery of the Sixth Supplement and the Additional Amended US Guarantee shall have been complied with and the Sixth Supplement complies with the Fiscal and Paying Agency Agreement.

We express no opinion in this letter as to any other statutes, rules and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other statutes, rules and regulations may have on the opinion expressed herein). We express no opinion in this letter as to federal or state securities statutes, rules or regulations, antitrust, unfair competition, banking, or tax statutes, rules or regulations, or statutes, rules or regulations of any political subdivision below the state level.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the Sixth Supplement, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

/s/ Hogan Lovells US LLP
Hogan Lovells

Schedule 1

1.	Form of Sixth Supplement.

2.	Fiscal and Paying Agency Agreement, as supplemented by the agreements referred to in forepart of the Sixth Supplement.

3.	Form of the 2033 Additional Amended US Guarantee.

4.	Form of certificate to be delivered pursuant to Section 2(a)(i) of the Sixth Supplement (the “Officer’s Certificate”).

EXHIBIT C

ADDITIONAL AMENDED US GUARANTEE

EXECUTION VERSION

2033 Additional Amended US Guarantee

SABMiller Holdings Inc., a company duly incorporated and existing under the laws of the state of Delaware (herein called the “Additional US Guarantor”, which term includes any successor person under the 2033 Fiscal and Paying Agency Agreement dated August 13, 2003, as amended and supplemented, the “2033 Fiscal and Paying Agency Agreement” (as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of May 26, 2004, the Second Supplemental 2033 Fiscal and Paying Agency Agreement as of March 28, 2008, the Third Supplemental 2033 Fiscal and Paying Agency Agreement as of June 30, 2008, the Fourth Supplemental 2033 Fiscal and Paying Agency Agreement as of July 1, 2008, the Fifth Supplemental 2033 Fiscal and Paying Agency Agreement as of September 10, 2010 and the Sixth Supplemental 2033 Fiscal and Paying Agency Agreement as of August 4, 2016 and as further amended and supplemented from time to time (the “2033 Supplemental Agreements”), hereby fully and unconditionally guarantees to and for the benefit of each registered holder of the Issuer’s (defined below) US$300,000,000 principal amount of 6.625% guaranteed notes due August 15, 2033 (the “2033 Notes”) on which this 2033 Additional Amended US Guarantee is deemed endorsed the due and punctual payment of any Additional Amounts (as defined in the 2033 Notes) (but not, for the avoidance of doubt, principal or interest) on such 2033 Notes when and as the same shall become due and payable, whether at the Final Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) referred to therein. In case of the failure of SABMiller plc, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor person under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) or such 2033 Note), punctually to make any such payment of principal or interest, there shall be no recourse to the Additional US Guarantor as to principal or interest on the 2033 Notes.

This 2033 Additional Amended US Guarantee is an unsecured and unsubordinated obligation of the Additional US Guarantor and ranks at least equally with all present and future direct, unsecured and unsubordinated obligations of the Additional US Guarantor as they relate to the Additional Amounts. The obligations of the Additional US Guarantor under this 2033 Additional Amended US Guarantee are limited to the maximum amount resulting in its obligations herein not constituting a fraudulent conveyance or fraudulent transfer under any applicable law. The 2033 Additional Amended US Guarantee may not be amended without the consent of the registered holders of the 2033 Notes save to the extent permitted by the terms and conditions of the 2033 Notes as set out in the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended).

The Additional US Guarantor will pay, in respect of any payment of principal of or interest on such 2033 Note (which principal and interest the Additional US Guarantor shall not be obligated to pay), to a registered holder or beneficial owner thereof that is not a resident of the jurisdiction of incorporation of the Additional US Guarantor or any successor entity, or any political subdivision or taxing authority thereof or therein (the “US Guarantor Jurisdiction”) for purposes of taxation, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each registered holder of 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed, after deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges (“Taxes”) whatsoever imposed, assessed, levied or collected by or for the account of or as a result of such payment by the US Guarantor Jurisdiction, will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the Additional US Guarantor shall not be required to pay any Additional Amounts for or on account of:

(i)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that the registered holder of 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the US Guarantor Jurisdiction, or otherwise having or having had some connection with the US Guarantor Jurisdiction, other than the mere holding or ownership of, or the collection of principal of, and interest on a 2033 Note, or the enforcement of this 2033 Additional Amended US Guarantee;

(ii)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, this 2033 Additional Amended US Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later;

(iii)	Any estate, inheritance, gift, transfer, personal property or Tax;

(iv)	Any present or future Tax that is payable otherwise than by deduction or withholding from payments on or in respect of this 2033 Additional Amended US Guarantee;

(v)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the failure by the registered holder or the beneficial owner of 203 3 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed to comply, following a written request addressed to the registered holders, with any certification, identification or other reporting requirements concerning the nationality, residence or identity of such registered holder or beneficial owner or connection with the US Guarantor Jurisdiction if compliance is required by statute, regulation or administrative practice of the US Guarantor Jurisdiction, as a condition to relief or exemption from such Tax;

(vi)	Any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings which was adopted on June 3, 2003 and which implements the conclusions of the ECO FIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vii)	Any withholding or deduction that is imposed on 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed that is presented for payment, where presentation is required, by or on behalf of a registered holder who would have been able to avoid such withholding or deduction by presenting 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed to another paying agent; or

(viii)	Any combination of the Taxes described in (i) through (vii) above;

nor will Additional Amounts be paid in respect of any payment in respect of this 2033 Additional Amended US Guarantee to any registered holder or beneficial owner of 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the US Guarantor Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member or beneficial owner been the registered holder of 2033 Notes on which this 2033 Additional Amended US Guarantee is deemed endorsed.

The Additional US Guarantor hereby agrees that its obligations hereunder shall be absolute, full and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such 2033 Note or the 2033 Fiscal and Paying Agency Agreement and the 2033 Supplemental Agreements and the Additional US Guarantor’s obligations to the payment of Additional Amounts hereunder shall be unaffected and shall be re-instated in the event that any payment of Additional Amounts by the Issuer under the 2033 Notes is set aside or recharacterized on the insolvency, bankruptcy or liquidation of the Issuer. The Additional US Guarantor hereby irrevocably waives, to the extent it may do so under New York law, any protection it may be entitled to under Sections 365(c)(l), 365(c)(2), and 365(e)(2) of the US Bankruptcy Code or any successor provision of law of similar import in the event of any bankruptcy, insolvency, reorganization or liquidation of the Issuer. The Additional US Guarantor hereby waives all defenses that a guarantor may have to a claim hereunder

(including diligence, presentment and demand of payment ( except to the extent required to make a payment of principal or interest due and payable), as well as filing of claims with a court in the event of merger or bankruptcy of the Issuer, and any right to require a proceeding first against the Issuer’s protest or notice with respect to such 2033 Note or the indebtedness evidenced thereby) other than the defense of payment in full (subject to the provisions of the first sentence of this paragraph) or that a payment of an Additional Amount is not due and payable and covenants that this 2033 Additional Amended US Guarantee will not be discharged except by payment in full of the principal of and interest on such 2033 Note by the Issuer. The Additional US Guarantor agrees to comply with and perform the covenants of the US Guarantor set forth in Section 6 of the Conditions of the 2033 Notes.

The Additional US Guarantor shall be subrogated to all rights of the registered holders of the 2033 Notes and the Fiscal Agent against the Issuer in respect of any amounts paid to such holder by the Additional US Guarantor pursuant to the provisions of this 2033 Additional Amended US Guarantee; provided, however, that the Additional US Guarantor shall not exercise, or receive any payments arising out of or based upon, such right of subrogation which it may have at any time under this 2033 Additional Amended US Guarantee and the Additional US Guarantor waives all rights of set off and counter-claim, only as to the payment of Additional Amounts, against the Issuer until the principal and interest on all 2033 Notes issued under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) shall have been paid in full.

For the avoidance of doubt, the Additional US Guarantor’s agreement not to exercise its right of subrogation ( or to receive any payments arising out of or based upon such right) shall not be construed as a waiver, as between the Additional US Guarantor and the Issuer, of such right.

All capitalized terms used but not otherwise defined in this 2033 Additional Amended US Guarantee shall have the meanings set forth in the 2033 Fiscal and Paying Agency Agreement as amended by the 2033 Supplemental Agreements.

This 2033 Additional Amended US Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. The Additional US Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against the Additional US Guarantor, arising out of or based upon this 2033 Additional Amended US Guarantee may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, the Additional US Guarantor, irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waives any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waives any and all right to trial by jury. To the extent pennitted by law, the Additional US Guarantor hereby waives any objection to the enforcement by any competent court in the United Kingdom of any judgment validly obtained in any such court in New York, New York on the basis of any such legal suit, action or proceeding. The Additional US Guarantor has appointed Corporation Service Company as its authorized agent (“Authorized Agent”) upon which process may be served in any action arising out of or based on this 2033 Additional Amended US Guarantee which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable for a period of three years from and after the date of this 2033 Additional Amended US Guarantee unless and until a successor Authorized Agent reasonably acceptable to the Fiscal Agent shall be appointed and such successor shall accept such appointment for the remainder of such three-year period. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Additional US Guarantor.

IN WITNESS WHEREOF, the Additional US Guarantor has caused this 2033 Additional Amended US Guarantee to be signed manually or by facsimile by its duly Authorized Officer.

SABMiller Holdings Inc.

By:	/s/ Stephen Rogers

	Name:	Stephen Rogers

	Title:	President